SOURCE: HUDSON VALLEY HOLDING CORP.

FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, NY 10707	Stephen R. Brown President and CEO (914) 771-3073 Michael J. Indiveri Executive Vice President and CFO (914) 768-6834

HUDSON VALLEY HOLDING CORP. REPORTS SECOND QUARTER 2013 RESULTS INCLUDING LOAN AND SECURITIES
PORTFOLIO GROWTH

— Net income totaled $3.5 million, or $0.18 per share for the quarter ended June 30 —

— Loan originations and purchases totaled $112.3 million in the second quarter and $137.0 million in the first half of 2013 —

— Securities portfolio grew by $46.9 million in the second quarter and
$75.4 million in the first half of 2013 —

— Non-interest expense lowered by 5.7% for the second quarter, and 6.0% for the first half of
2013, compared to the same periods last year —

YONKERS, N.Y. – July 23, 2013 – Hudson Valley Holding Corp. (NYSE: HVB) reported second quarter 2013 financial results, including solid earnings, continued expansion of core deposits, and growth in the bank’s loan and securities portfolios.

The parent company of Hudson Valley Bank earned $3.5 million, or $0.18 per diluted share, in the second quarter of 2013, compared to $3.7 million, or $0.18 per share, in the first three months of 2013 and $5.0 million, or $0.25 per share, in the second quarter of 2012.

“We made good progress on our efforts to deploy our cash into earning assets in the second quarter and first half of the year,” President and Chief Executive Officer Stephen R. Brown said. “As our results show, we’re executing our strategy for growing the breadth and diversity of loan products we can offer our niche customers in metro New York, while continuing our longstanding success in attracting and retaining the low-cost deposits that are the foundation of our franchise value.”

Liquidity Deployment

As previously announced, the bank is targeting total loan growth of about 10 percent in 2013, compared to the year prior, with total loan originations or purchases projected to exceed $200 million, in addition to expansion of its investment securities portfolio by $100 million this year.

Summary of Earning Asset Balances
(Excludes Loans-Held-For-Sale)

	First	Second	First
(dollars in thousands)	Half	Quarter	Quarter
	2013	2013	2013
Starting loans, gross	$1,469,783	$1,414,986	$1,469,783

Loan originations	100,663	75,933	24,730

Loan purchases	36,323	36,323	0

Payoffs, pay-downs and other changes	(126,396)	(46,869)	(79,527)

Increase (decrease) in gross loans	10,590	65,387	(54,797)

Ending loans, gross	$1,480,373	$1,480,373	$1,414,986

Starting securities	$455,295	$483,792	$455,295

Securities purchases	210,376	110,137	100,239

Pay-downs, maturities and other	(134,967)	(63,225)	(71,742)
changes

Increase (decrease) in securities	75,409	46,912	28,497

Ending securities	$530,704	$530,704	$483,792

Hudson Valley continues to focus capital and investment on developing new middle market, small business and other business lending products to successfully grow and diversify its loan portfolio beyond its traditional strength in commercial real estate (CRE). The company remains committed to a prudent timeline for deployment of excess liquidity, without compromising credit quality, risk management or market strength.

Newly originated loans in the first half of 2013 totaled $100.7 million and included $50.6 million of commercial real estate loans, $30.2 million of business loans and $19.9 million of residential 1-4 family loans.

Loans purchased in the second quarter of 2013 totaled $36.3 million and are largely jumbo adjustable rate mortgages collateralized by single-family residences in and around metropolitan New York. Prior to their acquisition from an in-market financial institution late in the second quarter, Hudson Valley carried out a thorough on-site credit and compliance review of each of these loans, which exhibit high-quality credit risk characteristics, and carry an average yield of 3.09 percent.

Year-to-date, the bank has originated or purchased nearly $137 million in loans toward our $200 million target for 2013 – that’s more than 68 percent through June 30.

In addition, during the second quarter of 2013, the company experienced $8.6 million in payoffs and paydowns on problem credits as the company continues to actively facilitate resolutions.

The company believes its investment securities purchases continue to exhibit conservative interest rate and credit risk characteristics. Including recently acquired securities, Hudson Valley’s total portfolio yield averaged 2.53 percent in the second quarter of 2013, with an average duration of just 3.2 years.

Core Deposits

Even as the bank executed its liquidity deployment and loan growth strategy, Hudson Valley continued to drive the ongoing expansion of its core deposit franchise in the second quarter of 2013. These low-cost core deposits, which exclude time deposits greater than $100,000, grew to $2.5 billion, or 96.6 percent of total deposits, at June 30, 2013, compared to $2.4 billion and $2.3 billion at March 31, 2013 and June 30, 2012, respectively.

Contributing to core deposit growth in the second quarter were high levels of customer retention following previously announced branch consolidations that were completed in the first half of the year. At June 30, 2013, as a result of branch consolidations, Hudson Valley retained 88 percent of deposits which was higher than anticipated.

Continued improvement in the company’s historically low average cost of deposits to 20 basis points in the first and second quarters of 2013 from 23 basis points in the second quarter of 2012 continues to help to mitigate the impact of remaining excess liquidity on net interest margin.

Profitability

Hudson Valley’s net interest margin was 3.06 percent in the second quarter of 2013, compared to 3.18 percent in the first quarter of 2013 and 3.93 percent in the second quarter of 2012. As previously disclosed, the company continues to expect the pace of margin compression to moderate in 2013, as compared to the prior year. Looking ahead, Hudson Valley now expects stabilizing net interest margin as mid- and long-term interest rates begin to rise and the bank continues to make progress on deploying cash into earning assets.

Average loans totaled $1.41 billion in the second quarter of 2013 compared to $1.42 billion in the first quarter of 2013 and $1.58 billion in the second quarter of 2012. The yield on the loan portfolio declined by 8 basis points to 5.34 percent for the second quarter of 2013, compared to 5.42 percent for the first quarter of 2013 and declined by 41 basis points compared to 5.75 percent for the second quarter of 2012.

Net interest income totaled $21.1 million for the second quarter of 2013, compared to $21.2 million for the first quarter of 2013 and $25.5 million in the second quarter of 2012.

Hudson Valley’s total non-interest income was $3.9 million in the second quarter of 2013, compared to $4.5 million in the first quarter of 2013 and $4.8 million in the second quarter of 2012, primarily reflecting lower deposit service and investment management fees. Investment management fees were $2.0 million in the second quarter of 2013, compared to $1.9 million in the first three months of the year and $2.5 million in the year-ago quarter on lower balances.

Hudson Valley remained on pace to achieve its previously disclosed target of non-interest expense reductions of approximately 5.0 percent for the 12 months of 2013, compared to 2012, trimming these costs by 5.7 percent for the second quarter, and 6.0 percent for the six months ended June 30, 2013, compared to the same periods in the prior year. Non-interest expense fell to $19.8 million and $39.4 million for the three and six months ended June 30, 2013, respectively, compared to $21.0 million and $41.9 million for the three and six months ended June 30, 2012, respectively.

As of June 30, the bank completed all steps believed to be necessary for full implementation of expense reductions that were announced earlier this year in order to achieve Hudson Valley’s target for non-interest expense in 2013 and improve operating leverage and efficiency in the quarters ahead. However, we can provide no assurances that other factors may arise which will prevent us from reaching our target.

The bank’s efficiency ratio, which since the first half of 2012 has reflected the impact of excess liquidity on net interest income, was 78.1 percent in the second quarter of 2013, compared to 75.0 percent in the first quarter of 2013 and 68.1 percent in the second quarter of 2012.

Rising Rate Environment

Hudson Valley’s second quarter originations and asset purchases have further enhanced its asset sensitive balance sheet. The company believes that this positions it to profit from a rising interest rate environment. For example, the company estimates that net interest income from June 30, 2013 would increase 7.1 percent with a gradual 200 basis point increase in interest rates, given the bank’s balance sheet at the end of the second quarter and considering the continuation of the current shape and steepness of the yield curve.

Credit Quality

Overall portfolio trends continue to reflect an uneven but generally improving credit environment across Hudson Valley’s niche commercial franchise in metropolitan New York. Hudson Valley’s total nonperforming assets (NPAs), including nonaccrual loans, nonaccrual loans held for sale, accruing loans delinquent over 90 days and other real estate owned (OREO), were $30.3 million at June 30, 2013, compared to $32.1 million at March 31, 2013 and $39.6 million at June 30, 2012. NPAs totaled 1.01 percent of total assets at June 30, 2013, compared to 1.14 percent at March 31, 2013 and 1.40 percent at June 30, 2012.

Reflecting generally improving credit trends, net charge-offs were $0.5 million for the second quarter of 2013, compared to $1.3 million and $5.0 million in the linked and year-ago quarters, respectively. As a percentage of average loans, annualized net charge-offs were 0.13 percent in the second quarter of 2013, compared to 0.36 percent in the first quarter of 2013 and 1.27 percent in the second quarter of 2012.

The bank’s provision for loan losses in the second quarter of 2013 was $0.3 million, compared to $0.8 million in the linked quarter and $1.9 million in the year-ago quarter. The decline in the provision reflected meaningful recoveries during the second quarter from prior charge-offs.

The bank’s allowance for loan losses was $25.9 million at June 30, 2013, compared to $26.1 million at March 31, 2013 and $28.7 million at June 30, 2012. The allowance measured 1.75 percent, 1.84 percent and 1.85 percent of total loans at each of those dates, respectively. At June 30, 2013, classified assets represented 31.0 percent of risk-based capital, down from 36.2 percent at March 31, 2013.

Quarterly Cash Dividend

Hudson Valley’s board of directors declared a cash dividend of $0.06 per share, payable on August 16, 2013 to all common stockholders of record as of the close of business on August 5, 2013.

Capital Strength

At June 30, 2013, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 17.7 percent, a Tier 1 risk-based capital ratio of 16.5 percent, and a Tier 1 leverage ratio of 9.3 percent. Its Hudson Valley Bank subsidiary at June 30, 2013 posted a total risk-based capital ratio of 17.4 percent, a Tier 1 risk-based capital ratio of 16.2 percent, and a Tier 1 leverage ratio of 9.1 percent.

Hudson Valley believes that it already meets the Basel III risk-based capital standards for financial institutions of its size when such standards are fully phased in. The Basel III standards were adopted by U.S. regulators earlier this month and go into effect on January 1, 2015.

Non-GAAP Financial Disclosures and Reconciliation to GAAP

In addition to disclosing Hudson Valley Holding Corp’s results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), management routinely supplements this disclosure with an analysis of certain non-GAAP financial measures, such as the tangible equity ratio and tangible book value per share. Management believes these non-GAAP financial measures provide information useful to investors in understanding Hudson Valley Holding Corp’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks. Further, the tangible equity ratio and tangible book value per share are used by management to analyze the relative strength of Hudson Valley Holding Corp’s capital position.

In light of diversity in presentation among financial institutions, the methodologies used by Hudson Valley Holding Corp. for determining the non-GAAP financial measures discussed above may differ from those used by other financial institutions.

Conference Call

As previously announced, Hudson Valley will hold its quarterly conference call to review the company’s financial results on Wednesday, July 24, 2013 at 10:00 AM ET:

Domestic (toll free): 1-888-317-6016; International (toll): +1-412-317-6016.

All participants should dial in at least ten minutes prior to the call and request the “Hudson Valley — Second Quarter Earnings Call.”

A replay of the call will be available one hour from the close of the conference through August 9, 2013 at 9:00 AM ET:

Domestic Toll Free: 1-877-344-7529 — Conference # 10030640; International Toll: +1-412-317-0088- Conference # 10030640.
Participants will be required to state their name and company upon entering call.

The company webcast will be available live at 10:00 AM ET, and archived after the call through its website at www.hudsonvalleybank.com.

About Hudson Valley Holding Corp.
Through its Hudson Valley Bank subsidiary, Hudson Valley Holding Corp. (NYSE: HVB) serves small- and mid-sized businesses, professional services firms, not-for-profit organizations and select individuals in metropolitan New York. Headquartered in Yonkers, N.Y., the company provides a full range of banking, trust and investment management services to niche commercial customers and their principals throughout Westchester and Rockland counties, the Bronx, Brooklyn and Manhattan. Hudson Valley is the largest bank headquartered in Westchester County, with $3.0 billion in assets, $2.6 billion in deposits and 28 branches. Its common stock is traded on the New York Stock Exchange and is a Russell 3000® Index component. More information is available at www.hudsonvalleybank.com.

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Hudson Valley Holding Corp. (“Hudson Valley”) has made in this press release various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to earnings, credit quality and other financial and business matters for periods subsequent to June 30, 2013. These statements may be identified by such forward-looking terminology as “expect”, “may”, “will”, “anticipate”, “continue”, “believe” or similar statements or variations of such terms. Hudson Valley cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Hudson Valley’s Annual Report on Form 10-K for the year ended December 31, 2012 include, but are not limited to:

•	our ability to comply with the formal agreement entered into with the Office of the Comptroller of the Currency (the “OCC”) and any additional restrictions placed on us as a result of future regulatory exams or changes in regulatory policy implemented by the OCC or other bank regulators;

•	the OCC and other bank regulators may require us to further modify or change our mix of assets, including our concentration in certain types of loans, or require us to take further remedial actions;

•	our ability to deploy our excess cash, reduce our expenses and improve our operating leverage and efficiency;

•	the results of the investigation of A.R. Schmeidler & Co., Inc. by the Securities and Exchange Commission (the “SEC”) and the Department of Labor (the “DOL”) and the possibility that our management’s attention will be diverted to the SEC and DOL investigations and settlement discussions and we will incur further costs and legal expenses;

•	the adverse effects on the business of A.R. Schmeidler & Co., Inc. and our trust department arising from a settlement with the SEC and DOL investigations;

•	our inability to pay quarterly cash dividends to shareholders in light of our earnings, the current and future economic environment, Federal Reserve Board guidance, our Bank’s capital plan and other regulatory requirements applicable to Hudson Valley or Hudson Valley Bank;

•	the possibility that we may need to raise additional capital in the future and our ability to raise such capital on terms that are favorable to us;

•	further increases in our non-performing loans and allowance for loan losses;

•	ineffectiveness in managing our commercial real estate portfolio;

•	lower than expected future performance of our investment portfolio;

•	a lack of opportunities for growth, plans for expansion (including opening new branches) and increased or unexpected competition in attracting and retaining customers;

•	continued poor economic conditions generally and in our market area in particular, which may adversely affect the ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•	lower than expected demand for our products and services;

•	possible impairment of our goodwill and other intangible assets;

•	our inability to manage interest rate risk;

•	increased expense and burdens resulting from the regulatory environment in which we operate and our inability to comply with existing and future regulatory requirements;

•	our inability to maintain regulatory capital above the minimum levels Hudson Valley Bank has set as its minimum capital levels in its capital plan provided to the OCC, or such higher capital levels as may be required;

•	proposed legislative and regulatory action may adversely affect us and the financial services industry;

•	future increased Federal Deposit Insurance Corporation, or FDIC, special assessments or changes to regular assessments;

•	potential liabilities under federal and state environmental laws;

•	regulatory limitations on dividends payable by Hudson Valley or Hudson Valley Bank.

We assume no obligation for updating any such forward-looking statements at any given time.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the three months ended June 30, 2013 and 2012
Dollars in thousands, except per share amounts

	Three Months Ended
	June 30
	2013	2012
Interest Income:
Loans, including fees	$18,826	$22,663
Securities:
Taxable	2,390	3,140
Exempt from Federal income taxes	780	1,010
Federal funds sold	11	9
Deposits in banks	540	298
Total interest income	22,547	27,120
Interest Expense:
Deposits	1,292	1,414
Securities sold under repurchase agreements and other short-term borrowings	7	16
Other borrowings	180	182
Total interest expense	1,479	1,612
Net Interest Income	21,068	25,508
Provision for loan losses	289	1,894
Net interest income after provision for loan losses	20,779	23,614
Non Interest Income:
Service charges	1,394	1,529
Investment advisory fees	1,959	2,512
Other-than-temporary impairment loss:
Total impairment loss	—	(50)
Loss recognized in comprehensive income	—	—
Net impairment loss recognized in earnings	—	(50)
Losses on sales and revaluations of loans and other real estate owned, net	—	(15)
Other income	528	813
Total non interest income	3,881	4,789
Non Interest Expense:
Salaries and employee benefits	11,120	11,360
Occupancy	2,101	2,210
Professional services	1,731	2,040
Equipment	1,001	1,161
Business development	591	837
FDIC assessment	949	726
Other operating expenses	2,325	2,700
Total non interest expense	19,818	21,034
Income Before Income Taxes	4,842	7,369
Income Taxes	1,355	2,408
Net Income	$3,487	$4,961
Basic Earnings Per Common Share	$0.18	$0.25
Diluted Earnings Per Common Share	$0.18	$0.25

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the six months ended June 30, 2013 and 2012
Dollars in thousands, except per share amounts

	Six Months Ended
	June 30
	2013	2012
Interest Income:
Loans, including fees	$38,085	$51,578
Securities:
Taxable	4,585	6,453
Exempt from Federal income taxes	1,548	1,996
Federal funds sold	22	17
Deposits in banks	988	354
Total interest income	45,228	60,398
Interest Expense:
Deposits	2,539	3,164
Securities sold under repurchase agreements and other short-term borrowings	16	67
Other borrowings	359	363
Total interest expense	2,914	3,594
Net Interest Income	42,314	56,804
Provision for loan losses	1,061	3,253
Net interest income after provision for loan losses	41,253	53,551
Non Interest Income:
Service charges	3,133	3,396
Investment advisory fees	3,892	4,910
Other-than-temporary impairment loss:
Total impairment loss	—	(528)
Loss recognized in comprehensive income	—	—
Net impairment loss recognized in earnings	—	(528)
Gains on sales and revaluation of loans held for sale and other real estate owned, net	17	15,920
Other income	1,356	1,445
Total non interest income	8,398	25,143
Non Interest Expense:
Salaries and employee benefits	22,402	22,178
Occupancy	4,210	4,442
Professional services	3,236	3,907
Equipment	2,057	2,229
Business development	1,043	1,354
FDIC assessment	1,893	1,354
Other operating expenses	4,588	6,446
Total non interest expense	39,429	41,910
Income Before Income Taxes	10,222	36,784
Income Taxes	3,084	13,810
Net Income	$7,138	$22,974
Basic Earnings Per Common Share	$0.36	$1.17
Diluted Earnings Per Common Share	$0.36	$1.17

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
June 30, 2013 and December 31, 2012
Dollars in thousands, except per share and share amounts

	Jun 30	Dec 31
	2013	2012
ASSETS
Cash and non interest earning due from banks	$61,892	$57,836
Interest earning deposits in banks	773,754	769,687
Total cash and cash equivalents	835,646	827,523
Federal funds sold	24,360	19,251
Securities available for sale, at estimated fair value (amortized cost of $534,263 in
2013 and $444,243 in 2012)	523,364	445,070
Securities held to maturity, at amortized cost (estimated fair value of $7,755 in
2013 and $10,825 in 2012)	7,340	10,225
Federal Home Loan Bank of New York (FHLB) stock	3,479	4,826
Loans (net of allowance for loan losses of $25,926 in 2013 and $26,612 in 2012)	1,454,191	1,440,760
Loans held for sale	—	2,317
Accrued interest and other receivables	16,580	24,826
Premises and equipment, net	21,171	23,996
Other real estate owned	—	250
Deferred income tax, net	23,603	19,263
Bank owned life insurance	40,417	39,257
Goodwill	23,842	23,842
Other intangible assets	808	903
Other assets	7,174	8,937
TOTAL ASSETS	$2,981,975	$2,891,246

LIABILITIES
Deposits:
Non interest bearing	$1,003,682	$1,035,847
Interest bearing	1,621,433	1,484,114
Total deposits	2,625,115	2,519,961
Securities sold under repurchase agreements and other short-term borrowings	23,902	34,624
Other borrowings	16,409	16,428
Accrued interest and other liabilities	27,083	29,262
TOTAL LIABILITIES	2,692,509	2,600,275

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.01 par value; authorized 15,000,000 shares; no shares
outstanding in 2013 and 2012, respectively	—	—
Common stock, $0.20 par value; authorized 25,000,000 shares: outstanding
19,898,145 and 19,761,426 shares in 2013 and 2012, respectively	4,240	4,212
Additional paid-in capital	349,388	348,643
Retained earnings (deficit)	1,288	(3,471)
Accumulated other comprehensive loss	(7,886)	(849)
Treasury stock, at cost; 1,299,414 shares in 2013 and 2012	(57,564)	(57,564)
TOTAL STOCKHOLDERS’ EQUITY	289,466	290,971
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,981,975	$2,891,246

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the three months ended June 30, 2013 and 2012

The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Three Months Ended June 30,
		2013			2012
(Unaudited)	Average		Yield/	Average		Yield/
	Balance	Interest (3)	Rate	Balance	Interest (3)	Rate
ASSETS
Interest earning assets:
Deposits in Banks	$822,288	$540	0.26%	$532,009	$298	0.22%
Federal funds sold	23,279	11	0.19%	16,658	9	0.22%
Securities: (1)
Taxable	421,394	2,390	2.27%	373,009	3,140	3.37%
Exempt from federal income taxes	82,236	1,200	5.84%	96,953	1,554	6.41%
Loans, net (2)	1,409,875	18,826	5.34%	1,577,190	22,663	5.75%
Total interest earning assets	2,759,072	22,967	3.33%	2,595,819	27,664	4.26%

Non interest earning assets:
Cash & due from banks	60,270			46,279
Other assets	132,272			150,049
Total non interest earning assets	192,542			196,328
Total assets	$2,951,614			$2,792,147
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$894,878	$784	0.35%	$856,977	$917	0.43%
Savings	123,925	95	0.31%	126,547	148	0.47%
Time	124,058	155	0.50%	140,963	211	0.60%
Checking with interest	442,048	258	0.23%	358,670	138	0.15%
Securities sold under repo & other s/t borrowings	26,115	7	0.11%	44,715	16	0.14%
Other borrowings	16,412	180	4.39%	16,450	182	4.43%
Total interest bearing liabilities	1,627,436	1,479	0.36%	1,544,322	1,612	0.42%
Non interest bearing liabilities:
Demand deposits	1,001,674			925,569
Other liabilities	27,658			28,830
Total non interest bearing liabilities	1,029,332			954,399
Stockholders’ equity (1)	294,846			293,426
Total liabilities and stockholders’ equity	$2,951,614			$2,792,147
Net interest earnings		$21,488			$26,052
Net yield on interest earning assets			3.12%			4.01%
—
(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.

(2) Includes loans classified as non-accrual and loans held-for-sale.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of 35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the six months ended June 30, 2013 and 2012

The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Six Months Ended June 30,
		2013			2012
(Unaudited)	Average		Yield/	Average		Yield/
	Balance	Interest (3)	Rate	Balance	Interest (3)	Rate
ASSETS
Interest earning assets:
Deposits in Banks	$787,982	$988	0.25%	$327,322	$354	0.22%
Federal funds sold	24,415	22	0.18%	16,647	17	0.20%
Securities: (1)
Taxable	403,689	4,585	2.27%	384,002	6,453	3.36%
Exempt from federal income taxes	83,058	2,382	5.74%	98,806	3,071	6.22%
Loans, net (2)	1,415,970	38,085	5.38%	1,787,290	51,578	5.77%
Total interest earning assets	2,715,114	46,062	3.39%	2,614,067	61,473	4.70%

Non interest earning assets:
Cash & due from banks	56,284			47,850
Other assets	134,438			154,651
Total non interest earning assets	190,722			202,501
Total assets	$2,905,836			$2,816,568
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$878,399	$1,625	0.37%	$919,917	$2,156	0.47%
Savings	127,108	187	0.29%	121,171	261	0.43%
Time	126,521	318	0.50%	142,953	465	0.65%
Checking with interest	405,065	409	0.20%	329,671	282	0.17%
Securities sold under repo & other s/t borrowings	28,019	16	0.11%	49,150	67	0.27%
Other borrowings	16,417	359	4.37%	16,455	363	4.41%
Total interest bearing liabilities	1,581,529	2,914	0.37%	1,579,317	3,594	0.46%
Non interest bearing liabilities:
Demand deposits	1,002,967			923,730
Other liabilities	28,458			27,016
Total non interest bearing liabilities	1,031,425			950,746
Stockholders’ equity (1)	292,882			286,505
Total liabilities and stockholders’ equity	$2,905,836			$2,816,568
Net interest earnings		$43,148			$57,879
Net yield on interest earning assets			3.18%			4.43%
—
(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.

(2) Includes loans classified as non-accrual and loans held-for-sale.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of 35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Financial Highlights
Second Quarter 2013
(Dollars in thousands, except per share amounts)

	3 mos end	3 mos end	6 mos end	6 mos end
	Jun 30	Jun 30	Jun 30	Jun 30
	2013	2012	2013	2012

Earnings:
Net Interest Income	$21,068	$25,508	$42,314	$56,804
Non Interest Income	$3,881	$4,789	$8,398	$25,143
Non Interest Expense	$19,818	$21,034	$39,429	$41,910
Net Income	$3,487	$4,961	$7,138	$22,974
Net Interest Margin	3.06%	3.93%	3.12%	4.34%
Net Interest Margin (FTE) (1)	3.12%	4.01%	3.18%	4.43%

Diluted Earnings Per Share	$0.18	$0.25	$0.36	$1.17
Dividends Per Share	$0.06	$0.18	$0.12	$0.36
Return on Average Equity	4.75%	6.72%	4.88%	15.90%
Return on Average Assets	0.47%	0.71%	0.49%	1.63%

Average Balances:
Average Assets	$2,949,423	$2,795,090	$2,904,681	$2,820,157
Average Net Loans	$1,409,875	$1,577,190	$1,415,970	$1,787,290
Average Investments	$503,630	$469,962	$486,747	$482,808
Average Interest Earning Assets	$2,756,881	$2,598,762	$2,713,959	$2,617,656
Average Deposits	$2,586,583	$2,408,726	$2,540,060	$2,437,442
Average Borrowings	$42,527	$61,165	$44,436	$65,605
Average Interest Bearing Liabilities	$1,627,436	$1,544,322	$1,581,529	$1,579,317
Average Stockholders’ Equity	$293,616	$295,378	$292,290	$288,918

Asset Quality — During Period:
Provision for Loan Losses	$289	$1,894	$1,061	$3,253
Net Charge-offs	$452	$5,018	$1,748	$5,205
Annualized Net Charge-offs/Avg Net Loans	0.13%	1.27%	0.25%	0.58%

(1) See Non-GAAP financial measures and reconciliation to GAAP below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Balance Sheet Data
Second Quarter 2013
(Dollars in thousands except per share amounts)

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2013	2013	2012	2012	2012

Period End Balances:
Total Assets	$2,981,975	$2,828,809	$2,891,246	$2,929,042	$2,816,244
Total Investments	$530,704	$483,792	$455,295	$458,355	$467,623
Net Loans	$1,454,191	$1,386,694	$1,440,760	$1,476,814	$1,523,833
Goodwill and Other Intangible Assets	$24,650	$24,697	$24,745	$24,932	$25,119
Total Deposits	$2,625,115	$2,464,197	$2,519,961	$2,548,610	$2,439,848
Total Stockholders’ Equity	$289,466	$292,895	$290,971	$292,900	$292,599
Tangible Common Equity (1)	$264,816	$268,198	$266,226	$267,968	$267,480
Common Shares Outstanding	19,898,145	19,880,657	19,761,426	19,638,090	19,633,977
Book Value Per Share	$14.55	$14.73	$14.72	$14.91	$14.90
Tangible Book Value Per Share (1)	$13.31	$13.49	$13.47	$13.65	$13.62
Tangible Common Equity Ratio — HVHC (1)	9.0%	9.6%	9.3%	9.2%	9.6%

Tier 1 Leverage Ratio — HVHC	9.3%	9.5%	9.3%	9.4%	9.6%
Tier 1 Risk Based Capital Ratio — HVHC	16.5%	17.1%	16.5%	16.1%	15.8%
Total Risk Based Capital Ratio — HVHC	17.7%	18.3%	17.7%	17.4%	17.0%
Tier 1 Leverage Ratio — HVB	9.1%	9.3%	9.2%	9.2%	9.5%
Tier 1 Risk Based Capital Ratio — HVB	16.2%	16.8%	16.2%	15.9%	15.6%
Total Risk Based Capital Ratio — HVB	17.4%	18.0%	17.4%	17.2%	16.8%

Gross Loans (excluding Loans Held-For-Sale):
Commercial Real Estate	$594,301	$576,409	$550,786	$583,653	$633,581
Construction	72,337	70,212	74,727	91,241	96,211
Residential Multi-Family	196,438	195,016	196,199	209,192	212,655
Residential Other	328,922	294,798	325,774	322,841	346,489
Commercial and Industrial	261,469	249,794	288,809	266,118	231,140
Individuals	16,752	17,696	21,725	22,270	21,495
Lease Financing	10,154	11,043	11,763	12,373	14,015
Total Loans	$1,480,373	$1,414,968	$1,469,783	$1,507,688	$1,555,586

Asset Quality — Period End:
Allowance for Loan Losses	$25,926	$26,088	$26,612	$28,107	$28,733
Loans 31-89 Days Past Due Accruing	$8,824	$19,323	$12,630	$7,557	$5,436
Loans 90 Days or More Past Due Accruing (90 PD)	—	—	—	—	—
Nonaccrual Loans (NAL)	$30,267	$32,140	$34,808	$42,305	$39,304
Other Real Estate Owned (OREO)	—	—	$250	$250	$250
Nonperforming Loans Held For Sale (HFS)	—	—	—	—	—
Nonperforming Assets (90 PD+NAL+OREO+HFS)	$30,267	$32,140	$35,058	$42,555	$39,554
Allowance / Total Loans	1.75%	1.84%	1.81%	1.86%	1.85%
NAL / Total Loans	2.04%	2.27%	2.37%	2.81%	2.53%
NAL + 90 PD / Total Loans	2.04%	2.27%	2.37%	2.81%	2.53%
NAL + 90 PD + OREO / Total Assets	1.01%	1.14%	1.21%	1.45%	1.40%
Nonperforming Assets / Total Assets	1.01%	1.14%	1.21%	1.45%	1.40%

(1) See Non-GAAP financial disclosures and reconciliation to GAAP below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Income Statement Data
Second Quarter 2013
(Dollars in thousands except per share amounts)

	3 mos end	3 mos end	3 mos end	3 mos end	3 mos end
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2013	2013	2012	2012	2012

Interest Income	$22,547	$22,681	$23,945	$25,709	$27,120
Interest Expense	1,479	1,435	1,535	1,594	1,612
Net Interest Income	21,068	21,246	22,410	24,115	25,508
Provision for Loan Losses	289	772	1,531	3,723	1,894
Non Interest Income	3,881	4,517	4,346	4,353	4,789
Non Interest Expense	19,818	19,611	20,593	20,035	21,034
Income Before Income Taxes	4,842	5,380	4,632	4,710	7,369
Income Taxes	1,355	1,729	1,559	1,576	2,408
Net Income	$3,487	$3,651	$3,073	$3,134	$4,961
Diluted Earnings per share	$0.18	$0.18	$0.16	$0.16	$0.25
Net Interest Margin	3.06%	3.18%	3.28%	3.60%	3.93%
Average Cost of Deposits (1)	0.20%	0.20%	0.21%	0.22%	0.23%

(1) Includes noninterest bearing deposits

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Non-GAAP Financial Measures and Reconciliation to GAAP
(Dollars in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Total interest earning assets:
As reported	$2,756,881	$2,598,762	$2,713,959	$2,617,656
Unrealized (loss) gain on securities
available-for-sale (a)	(2,191)	2,943	(1,155)	3,589
Adjusted total interest earning assets (1)	$2,759,072	$2,595,819	$2,715,114	$2,614,067
Net interest earnings:
As reported	$21,068	$25,508	$42,314	$56,804
Adjustment to tax equivalency basis (b)	420	544	834	1,075
Adjusted net interest earnings (1)	$21,488	$26,052	$43,148	$57,879
Net yield on interest earning assets:
As reported	3.06%	3.93%	3.12%	4.34%
Effects of (a) and (b) above	0.06%	0.08%	0.06%	0.09%
Adjusted net yield on interest earning assets (1)	3.12%	4.01%	3.18%	4.43%
Average stockholders’ equity:
As reported	$293,616	$295,378	$292,290	$288,918
Effects of (a) and (b) above	(1,230)	1,952	(592)	2,413
Adjusted average stockholders’ equity (1)	$294,846	$293,426	$292,882	$286,505
Interest income:
As reported	$22,547	$27,120	$45,228	$60,398
Adjustment to tax equivalency basis (b)	420	544	834	1,075
Adjusted interest income (1)	$22,967	$27,664	$46,062	$61,473
Gross yield on interest earning assets:
As reported	3.27%	4.17%	3.33%	4.61%
Effects of (a) and (b) above	0.06%	0.09%	0.06%	0.09%
Adjusted gross yield on interest earning assets (1)	3.33%	4.26%	3.39%	4.70%

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Non-GAAP Financial Measures and Reconciliation to GAAP - (Continued)
(Dollars in thousands except per share amounts)

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2013	2013	2012	2012	2012

Tangible Equity Ratio:
Total Stockholders’ Equity:
As reported	$289,466	$292,895	$290,971	$292,900	$292,599
Less: Goodwill and other intangible assets	24,650	24,697	24,745	24,932	25,119
Tangible stockholders’ equity	$264,816	$268,198	$266,226	$267,968	$267,480
Total Assets:
As reported	$2,981,975	$2,828,809	$2,891,246	$2,929,042	$2,816,244
Less: Goodwill and other intangible assets	24,650	24,697	24,745	24,932	25,119
Tangible Assets	$2,957,325	$2,804,112	$2,866,501	$2,904,110	$2,791,125
Tangible equity ratio (2)	9.0%	9.6%	9.3%	9.2%	9.6%
Tangible Book Value Per Share:
Tangible stockholders’ equity	$264,816	$268,198	$266,226	$267,968	$267,480
Common shares outstanding	19,898,145	19,880,657	19,761,426	19,638,090	19,633,977
Tangible book value per share (2)	$13.31	$13.49	$13.47	$13.65	$13.62

(1) Adjusted total interest earning assets, net interest earnings, net yield on interest earning assets and average stockholders equity exclude the effects of unrealized net gains and losses on securities available for sale. These are non-GAAP financial measures. Management believes that this alternate presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. As noted in the Company’s 2013 Proxy Statement, net income as a percentage of adjusted average stockholders’ equity is one of several factors utilized by management to determine total compensation.

(2) Tangible equity ratio and tangible book value for share are non-GAAP financial measurements. Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks and are used by management to analyze the relative strength of the Company’s capital position.